Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES DUAL LISTING ON NYSE TEXAS

DALLAS, TX (August 14, 2025) – Texas Pacific Land Corporation (NYSE: TPL)(“TPL” or the “Company”) announced today the dual listing of its common stock on NYSE Texas, the newly launched fully electronic equities exchange headquartered in Dallas, Texas. TPL will maintain its primary listing on the New York Stock Exchange (the “NYSE”) and will commence trading on NYSE Texas on August 15, 2025, under the same ticker symbol, “TPL.”

“TPL is pleased to join NYSE Texas as a Founding Member,” said Tyler Glover, CEO of TPL. “With the entirety of our employees and virtually all our assets located in Texas, we maintain strong business and community ties here. We take pride in being the longest listed Texas headquartered company on the NYSE, and we are proud to extend that legacy by joining NYSE Texas.”

“Texas Pacific Land Corporation is an important addition to our Founding Members at NYSE Texas and makes our community stronger,” said Chris Taylor, Chief Development Officer, NYSE Group. “As TPL’s listing home for more than 130 years, we are honored to have been part of TPL’s journey of success and we look forward to providing a venue for growth in the state of Texas.”

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 874,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Contact:

Investor Relations

IR@TexasPacific.com